UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 7, 2013 (May 7, 2013)

Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2711 North Haskell Ave., Suite 3400

Dallas, TX 75204

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Control Agreements

On May 7, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Dean Foods Company (the “Company”) approved a revised form of change in control agreement (“CIC Agreement”) for the Chief Executive Officer and each Executive Vice President of the Company. The revised form eliminates the officer’s right to receive termination pay if the officer voluntarily terminates his or her employment during the 30 day period following the first anniversary of a change in control, as defined in the CIC Agreement. The revised CIC Agreement also does not include excise tax gross up provisions in accordance with the decision by the Compensation Committee in August 2011 to eliminate such provisions from future change in control agreements. The provisions of the revised CIC Agreement are described in more detail below and such form agreement is attached hereto as Exhibit 10.1. The Company’s Chief Executive Officer and Executive Vice Presidents of the Company have agreed to replace their existing change in control agreements with the revised CIC Agreement.

In connection with the approval of the revised CIC Agreement, on May 7, 2013, each of Messrs. Gregg A. Tanner, the Company’s Chief Executive Officer, and Martin J. Devine, the Company’s Chief Operating Officer, entered into amended CIC Agreements with the Company in the form attached hereto as Exhibit 10.1. Such agreements replace the existing change in control agreements that the Company had previously entered into with Messrs. Tanner and Devine.

The CIC Agreement provides that the Company must, in the event of a change in control and qualifying termination (as defined below), provide the following:

•

pay the officer a lump sum of cash equal to three times his or her base annual salary plus three times his or her target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to termination;

•	pay the officer the unvested balance of his or her 401(k) account, plus three times his or her most recent annual Company match;

•	continue the officer’s insurance benefits for two years; and

•	provide certain outplacement services.

In addition, all unvested awards vest in full upon a change in control. With respect to Cash Performance Unit awards, the amount is prorated based on the date of the change in control using that date as the performance measurement date.

Pursuant to the CIC Agreement a “change in control” means (1) any person becomes the “beneficial owner,” as such term is defined in the Securities Exchange Act of 1934, as amended, directly or indirectly, of securities of the Company representing thirty percent or more of the combined voting power of the Company’s then outstanding securities; (2) individuals who currently serve on the Board of Directors of the Company (the “Board”), or whose election to the Board or nomination for election to the Board was approved by a vote of at least two-thirds of the directors who either currently serve on the Board, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; (3) the Company or any subsidiary of the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than sixty percent of the combined voting power of the voting securities of the Company or such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or (4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, or such a plan is commenced.

A qualifying termination means a termination of employment by the Company or its successor without cause, within thirteen months following a change in control or by the officer with good reason prior to the first anniversary of a change in control. Pursuant to the agreements, “cause” means the officer’s: (i) willful and intentional material breach of the CIC Agreement, (ii) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the officer’s duties which has caused material injury (monetary or otherwise) to the Company, or (iii) conviction of, or plea of nolo contendere to a felony. “Good reason” means any of the following occurring prior to the first anniversary of a change in control: (i) any material reduction in the amount of the officer’s base salary plus bonus or significant reduction in benefits not generally applicable to similarly situated employees of the Company, (ii) removal of the officer from the position held by him or her immediately prior to the change in control, (iii) transfer of the officer’s principal place of employment, or (iv) the failure of the successor company to assume the obligations under the CIC Agreement.

The foregoing description of the CIC Agreement is only a summary, does not purport to be complete and is qualified in its entirety by the complete text of the CIC Agreement itself, a copy of which is furnished as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Change in Control Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2013	DEAN FOODS COMPANY

	By:	/s/ Rachel A. Gonzalez
Rachel A. Gonzalez Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Change in Control Agreement